Exhibit 99.1

eMagin Corporation Announces Closing of $2 Million Registered Direct

Offering of Common Stock and Secures $2.0 Million Commitment for

Additional Funding

HOPEWELL JUNCTION, N.Y.—April 9, 2019 —eMagin Corporation, or the “Company” (NYSE AMERICAN:EMAN),  a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced the closing of its previously announced registered direct offering of 4 million shares of its common stock at a purchase price per share of $0.50, for gross proceeds to the Company of approximately $2.0 million before deducting placement agent fees and other offering expenses.  The Company also issued unregistered warrants to the investor to purchase up to 3 million shares of common stock at an exercise price of $0.78 per share.  The warrants are exercisable six months following issuance and will expire five and one half years from the issuance date.

Separately, eMagin announced today that it has a commitment from an existing long-term investor for $2.0 million in the form of an immediately exercisable pre-funded warrant for 4 million common shares at $0.49 per share plus an exercise price of $0.01 per share in a registered direct offering. Gross proceeds from this sale are expected to be approximately $2.0 million before deducting placement agent fees and other offering expenses.  eMagin Corporation also agreed to issue to the investor unregistered warrants to purchase up to 3 million shares of common stock at an exercise price of $0.78 per share. The unregistered warrants are exercisable six months following issuance and will expire five and one-half years from the issuance date.

The Company intends to use the net proceeds for working capital and other general corporate purposes.

H.C. Wainwright & Co. is acting as the exclusive placement agent for both offerings.

The shares of common stock and prefunded warrants (but not the unregistered warrants or the shares of common stock underlying the unregistered warrants) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-218838) that was originally filed on June 20, 2017 and declared effective by the Securities and Exchange Commission (“SEC”) on July 11, 2017, and the base prospectus contained therein. The offering of the shares of common stock and pre-funded warrants is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and accompanying base prospectus relating to the shares of common stock being offered will be filed with the SEC. Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue,

3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

The unregistered warrants described above are being offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and, along with the common stock issuable upon their exercise, have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about eMagin, including but not limited to statements with respect to eMagin’s consummation of its registered direct offering of common stock and warrants. eMagin may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not eMagin will be able to raise capital, the final terms of the registered direct offering of common stock and warrants, market and other conditions, the satisfaction of customary closing conditions related to the registered direct offering of common stock and warrants, eMagin’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by eMagin, see disclosures contained in eMagin’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, and under the heading “Risk

Factors” of the prospectus supplements for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and eMagin undertakes no obligation to update such statements as a result of new information.

Contacts

eMagin Corporation
Jeffrey Lucas, President & Chief Financial Officer
845-838-7900
jlucas@emagin.com

Affinity Growth Advisors
Betsy Brod
212-661-2231
betsy.brod@affinitygrowth.com